ARTICLES OF INCORPORATION
                                OF
                    USChina Channel Incorporation

     The undersigned natural persons acting as incorporators of a corporation (the "Incorporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

                             ARTICLE 1
                               NAME

     The name of the Incorporation is USChina Channel Inc.

                             ARTICLE 2
                              PURPOSE

     The Incorporation shall have the purpose of engaging in any lawful business activity.

                             ARTICLE 3
                       INITIAL RESIDE OFFICE

     The company name and address of the initial resident agency of USChina Channel Inc. is Incorp Services Incorporation, 3155 East
Patrick Lane Suite 1, Las Vegas, NV 89120-3481.


                             ARTICLE 4
                         AUTHORIZED SHARES

     The aggregate number of shares that the Incorporation shall have the authority to issue is seventy-five million (75,000,000) shares of common stock with a par value of $0.001 per share.


                             ARTICLE 5
                             DIRECTORS

     The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1). The first Board of Directors shall be one (1) in number and the name and post office address of this Director is:

                  Andrew Chien
                  665 Ellsworth Avenue
                  New Haven, CT 06511


                             ARTICLE 6
                           DISTRIBUTIONS

     The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

                             ARTICLE 7
                    RELEASE AND INDEMNIFICATION

     To the fullest extent permitted by Connecticut law, the Directors and officers of the Incorporation shall be released from personal liability for damages to the Incorporation or its stockholders. To the fullest extent permitted by Connecticut law, the Incorporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims. The Incorporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.


                              ARTICLE 8
                             INCORPORATOR

     The name and address of the incorporator of the Corporation is as follows:
                  Doug Ansell
                  Incorp Services, Inc.
                  3155 East Patrick Lane-Suite 1
                  Las Vegas, NV 89120-3481

                  Executed this on April 25, 2006.



                  /s/Doug Ansell
                  ----------------------------
                    Doug Ansell
                    Incorporator